Exhibit 10.2

Executive Management

Strategic Executive Incentive Plan,

As amended and restated on January 28, 2016

The Compensation Committee of the Board of Directors (the “Committee”) of Epiq Systems, Inc. (the “Corporation”) embraces a philosophy and guiding principles designed to achieve enhancement of long-term shareholder value of the Corporation. In line with these objectives, the compensation program for senior corporate executive officers of the Corporation (“Executive Management”) consists of (i) base salary, (ii) annual bonus incentive compensation based upon the achievement of designated performance objectives are achieved, and (iii) long-term incentive opportunity composed of equity based awards related to enhancing the ongoing well-being of the Corporation.

In addition to the performance objectives as set forth in the Qualified Executive Performance Plan, the Committee has established this Strategic Executive Incentive Plan (the “Incentive Plan”) for Executive Management pursuant to the Epiq Systems, Inc. 2004 Equity Incentive Plan, as amended and restated (“Equity Incentive Plan”).

Executive Management consists of the following senior corporate executive officers of the Corporation:

•	Epiq Systems, Inc. Chief Executive Officer

•	Epiq Systems, Inc. Chief Operating Officer

•	Epiq Systems, Inc. Chief Financial Officer

•	Epiq Systems, Inc. Chief Legal Officer (i.e., the Senior Vice President, General Counsel and Secretary)

Section 162(m)

This Incentive Plan is intended to comply with the requirements of Internal Revenue Code Section 162(m). The Committee must certify in writing the attainment of performance goals set forth herein prior to the payment of awards.

Method and Timing of Payout

For payouts earned under this Incentive Plan, the Committee, in its sole discretion, may make the payment in cash, stock options and/or restricted stock (or any combination thereof). Amounts awarded under this Incentive Plan are made under the Equity Incentive Plan and are subject to limitations contained therein. Payments under this Incentive Plan may be made from time to time at the sole discretion of the Committee. This Incentive Plan is entirely independent of any other executive compensation plan this Committee has established or may establish, including the Qualified Executive Performance Plan (“QEPP”), and payment under any other plan including the QEPP is not and will not be contingent on the satisfaction or non-satisfaction of the terms of this Incentive Plan.

Performance Criteria

A list of performance criteria on which this Incentive Plan may be based is set forth in Section 9 of the Equity Incentive Plan. In addition, the Committee has determined that organic expansion and potential acquisitions and divestures are a critical component relative to the attainment of strategic objectives for the Corporation and its subsidiaries. Therefore, the Compensation Committee, in its discretion, may make payouts under this Incentive Plan in connection with certain acquisitions and/or divestitures of the Corporation and any of its subsidiaries which are approved by the Board of Directors on or prior to the acquisition or divestiture date.